SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                               (Amendment no. __)


Filed by the Registrant    [X]
Filed by a party other than the Registrant   [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement [ ] Confidential, for Use of the [X] Definitive Proxy Statement Commission Only (as permitted by [ ] Definitive Additional Materials Rule 14a-6(e)(2)) [ ] Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                                3Com Corporation
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1) Title of each class of securities to which transactions applies:

--------------------------------------------------------------------------------

(2) Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

(5) Total fee paid:

--------------------------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount previously paid:

--------------------------------------------------------------------------------

(2)   Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

(3) Filing party:

--------------------------------------------------------------------------------

(4) Date filed:

--------------------------------------------------------------------------------

                                  [3Com logo]


                              5400 Bayfront Plaza
                      Santa Clara, California 95052-8145


                   NOTICEOF ANNUAL MEETING OF  STOCKHOLDERS To Be Held September
                         24, 1998


TO THE STOCKHOLDERS:

     Please take notice that the Annual Meeting of the Stockholders of 3Com Corporation, a Delaware corporation (the "Company"), will be held on Thursday, September 24, 1998, at 10:30 a.m. at the Company's facility at 5400 Bayfront Plaza, Building 5, Santa Clara, California for the following purposes:

   1. To elect five (5) Class II directors to hold office for a two-year term.

   2. To consider and vote upon a proposal to approve an amendment to the 1984 Employee Stock Purchase Plan to increase the share reserve thereunder by two million (2,000,000) shares of Common Stock.

   3. To consider and vote upon a proposal to approve an amendment to the Director Stock Option Plan to increase the share reserve thereunder by one million (1,000,000) shares of Common Stock.

   4. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending May 28, 1999.

   5. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on July 27, 1998 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the offices of the Company at 5400 Bayfront Plaza, Building 5, Santa Clara, California 95052.


                                        By Order of the Board of Directors,

                                        /s/ MARK D. MICHAEL
                                        ------------------------------
                                        MARK D. MICHAEL
                                        Secretary

August 20, 1998
Santa Clara, California


 IMPORTANT: Please (i) fill in, date, sign and promptly mail the enclosed proxy card in the accompanying post-paid envelope or (ii) vote your shares telephonically or via the Internet as described in the Proxy to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

                               3Com Corporation

                              5400 Bayfront Plaza
                      Santa Clara, California 95052-8145



                                PROXY STATEMENT

     The accompanying proxy is solicited by the Board of Directors of 3Com Corporation, a Delaware corporation (the "Company" or "3Com"), for use at the Annual Meeting of Stockholders to be held on Thursday, September 24, 1998, at 10:30 a.m. local time or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The meeting will be held at the Company's principal executive offices at 5400 Bayfront Plaza, Building 5, Santa Clara, California. The Company's telephone number is (408) 326-5000. The date of this Proxy Statement is August 20, 1998, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.


                              GENERAL INFORMATION

     Certain  Financial  Information.   Please  take  note  that  the  Company's
financial statements and related information are included with its 1998 Annual Report to Stockholders, which is enclosed with this Proxy Statement.

     Voting Securities. Only stockholders of record as of the close of business on July 27, 1998 (the "Record Date") will be entitled to vote at the meeting and any adjournment thereof. As of the Record Date, there were 358,558,817 shares of Common Stock of the Company issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote on the proposals presented in this Proxy Statement for each share of stock held. There is no cumulative voting in the election of directors.

     Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail and through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation. The Company has also retained Corporate Investor Communications, Inc. to assist in obtaining proxies for the Annual Meeting from brokers, nominees of stockholders and institutional investors. The estimated fee for such services, which is not contingent upon the outcome of the voting, is $7,000 plus out-of-pocket expenses.

     Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted FOR all nominees, FOR all other proposals described herein and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting. See "Transaction of Other Business." A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

     Quorum. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

     Abstentions. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

     Broker Non-Votes. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast (such as the approval of a plan amendment).

     Stock Ownership of Certain Beneficial Owners and Management. The following table sets forth certain information, as of the Record Date, with respect to the beneficial ownership of the Company's Common Stock by (i) each director and director-nominee of the Company; (ii) the Chief Executive Officer and each other executive officer of the Company included in the Summary Compensation Table
(collectively, the "Named Officers"); and (iii) all current executive officers and directors of the Company as a group.

                                                                                     Percent of
                                                         Amount and Nature of       Common Stock
                       Name                             Beneficial Ownership(1)      Outstanding
-----------------------------------------------------   -------------------------   --------------
     James L. Barksdale(2)                                        120,000                *
     Gordon A. Campbell(3)                                         60,000                *
     Casey G. Cowell(4)(5)                                      4,028,519               1.1
     James E. Cowie(4)(6)                                          35,000                *
     David W. Dorman(7)                                            76,000                *
     Jean-Louis Gassee(8)                                          60,000                *
     Philip C. Kantz(9)                                           194,004                *
     Paul G. Yovovich(4)(10)                                      241,150                *
     William F. Zuendt(11)                                        402,000                *
     Eric A. Benhamou(12)                                       1,772,863                *
     Ross W. Manire(13)                                         1,751,266                *
     Christopher B. Paisley(14)                                   874,865                *
     Alan J. Kessler(15)                                          128,840                *
     Douglas C. Spreng(16)                                        702,366                *
     John McCartney(17)                                         2,129,532                *
     All current directors and executive officers as
       a group (28 persons)(18)                                14,644,282               4.0

---------------------
  * Less than 1%.
 (1) To the Company's knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.
 (2) Includes 120,000 shares subject to options held by Mr. Barksdale that are exercisable within 60 days of the Record Date.
 (3) Includes 60,000 shares subject to options held by Mr. Campbell that are exercisable within 60 days of the Record Date.
 (4) Pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, as approved by the Company's Stockholders on June 11, 1997, in which U.S. Robotics Corporation ("USR") merged with the Company, Messrs. Cowell, Cowie and Yovovich were each appointed to the Board of Directors of the Company.
 (5) Includes 1,615,000 shares subject to options held by Mr. Cowell that are exercisable within 60 days of the Record Date. Mr. Cowell is currently serving as a consultant to the Company.
 (6) Includes 35,000 shares subject to options held by Mr. Cowie that are exercisable within 60 days of the Record Date.


                                       2


 (7) Includes 76,000 shares subject to options held by Mr. Dorman that are exercisable within 60 days of the Record Date.
 (8) Includes 60,000 shares subject to options held by Mr. Gassee that are exercisable within 60 days of the Record Date.
 (9) Includes 184,000 shares subject to options held by Mr. Kantz that are exercisable within 60 days of the Record Date.
(10) Includes 218,750 shares subject to options held by Mr. Yovovich that are exercisable within 60 days of the Record Date.
(11) Includes 154,000 shares subject to options held by Mr. Zuendt that are exercisable within 60 days of the Record Date.
(12) Includes 1,362,398 shares subject to options held by Mr. Benhamou that are exercisable within 60 days of the Record Date.
(13) Includes 1,750,612 shares subject to options held by Mr. Manire that are exercisable within 60 days of the Record Date.
(14) Includes 801,770 shares subject to options held by Mr. Paisley that are exercisable within 60 days of the Record Date.
(15) Includes 128,840 shares subject to options held by Mr. Kessler that are exercisable within 60 days of the Record Date.
(16) Includes 686,270 shares subject to options held by Mr. Spreng that are exercisable within 60 days of the Record Date.
(17) Includes 213,297 shares that are owned by a foundation as to which Mr. McCartney shares asset voting and disposition authority. Mr. McCartney does not have a pecuniary interest in the shares held by the foundation. Also includes 837,500 shares subject to options held by Mr. McCartney that are exercisable within 60 days of the Record Date. Mr. McCartney resigned as an employee of the Company on March 22, 1998 and is currently serving as a consultant to the Company.
(18) Includes 9,981,541 shares subject to options held by 18 non-director executive officers and 10 directors that are exercisable within 60 days of the Record Date.


     As of the Record Date, there were no persons known to the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company.



                             ELECTION OF DIRECTORS


     The number of directors authorized by the Company's Bylaws is to be fixed by the Board. The exact number is currently fixed at 10. The Company's Bylaws provide that the directors shall be divided into two classes, with the classes of directors serving for staggered two-year terms. Class II currently has five members. A stockholder may not cast votes for more than five nominees. The five Class II directors to be elected at the 1998 Annual Meeting are to be elected to hold office until the year 2000 Annual Meeting and until their successors have been elected and qualified.

     The Company's nominees for election at the Annual Meeting of Stockholders to Class II of the Board of Directors are Messrs. Barksdale, Benhamou, Campbell, Cowie and Kantz. If a nominee declines to serve or becomes unavailable for any reason (although the Board of Directors knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as the Board of Directors may designate.


Vote Required

     If a quorum is present and voting at the Annual Meeting, the five nominees for Class II directors receiving the highest number of affirmative votes will be elected as Class II directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

Nominees and Other Directors

     The following table sets forth the name and age of each nominee and each director of the Company whose term of office continues after the Annual Meeting, the principal occupation of each during the past five years and the period during which each has served as a director of the Company. Each nominee is currently serving as a director of the Company.


Nominees for Election as Class II Directors for a Term Expiring in 2000

                                           Principal Occupation                                   Director
        Name                              During Past Five Years                          Age      Since
-------------------- ------------------------------------------------------------------   -----   ----------
James L. Barksdale   Mr. Barksdale has been the President, Chief Executive Officer         55       1987
                     and a director of Netscape Communications Corporation, an
                     Internet browser company, since January 1995. Previously, Mr.
                     Barksdale had been President and Chief Executive Officer of
                     AT&T Wireless Services since September 1994. From 1992 to
                     September 1994, Mr. Barksdale had been employed as the
                     President and Chief Operating Officer of McCaw Cellular Com-
                     munications, Inc., and from 1979 to 1992 by Federal Express
                     Corporation. Mr. Barksdale also serves as a director of @Home
                     Corporation and Robert Mondavi Corporation.

Eric A. Benhamou     Mr. Benhamou has been the Company's Chief Executive Of-               42       1990
                     ficer since September 1990 and also served as the Company's
                     President from April 1990 through August 1998. Mr. Benhamou became Chairman of the Board of Directors of the Company in
                     July 1994. Mr. Benhamou served as the Company's Chief Op-
                     erating Officer from April 1990 through September 1990. From
                     October 1987 through April 1990, Mr. Benhamou held various general management positions within the Company. Mr.
                     Benhamou also serves as Chairman of the Board of Cypress
                     Semiconductor, Inc., and as a director of Legato Systems, Inc.
                     and Netscape Communications Corporation. Mr. Benhamou is
                     a member of President Clinton's I.T. Advisory Council.

Gordon A. Campbell   Mr. Campbell is the founder and, since 1993, has been President       54       1990
                     and Chairman of the Board of Techfarm, Inc., a company
                     formed to launch technology-based start-up companies. Mr.
                     Campbell was the founder of Chips and Technologies, Inc., a company that designs and distributes very large scale integrated circuit products, and served as its President and Chief Executive
                     Officer from December 1984 until November 1993, and as its
                     Chairman of the Board from December 1984 until November
                     1995. Mr. Campbell also serves as a director of Bell
                     Microproducts, Inc., and as Chairman of the Board of 3D/Fx
                     Interactive Inc.

James E. Cowie       Mr. Cowie served as a director of U.S. Robotics Corporation           43       1997
                     ("USR") from March 1994 until the Company's combination
                     with USR in June 1997, at which time he became a director of the Company. Mr. Cowie has been a General Partner of
                     Frontenac Company, a private equity investment firm, since
                     1989. He is also a director of PLATINUM technology, inc. and
                     U.S. Servis, Inc.

Nominees  for  Election  as  Class  II  Directors  for  a  Term Expiring in 2000 (cont'd)

                                          Principal Occupation                                    Director
       Name                              During Past Five Years                           Age      Since
------------------- -------------------------------------------------------------------   -----   ----------
Philip C. Kantz     Mr. Kantz has been President, Chief Executive Officer and a            54       1992
                    director of TAB Products  Co., a provider of automated  file
                    management  systems,   since  January  1997.  He  served  as
                    President,  Chief Operating  Officer and a director of Trans
                    Ocean  Ltd.,  a  privately  held  transportation   equipment
                    leasing company, from October 1995 to October 1996. In 1995, he served as President  and Chief  Executive  Officer of The
                    Sandros Enterprise, a private consulting firm. From February
                    1994  to  January  1995,  he  served  as  President,   Chief
                    Executive  Officer and a director of Transcisco  Industries,
                    Inc.,  an  industrial  services  company.  From October 1992 through  September  1993,  Mr. Kantz served as President and
                    Chief  Executive  Officer of  Genetrix,  Inc. Mr. Kantz also serves as a director of Franklin Ophthalmic Instruments Co.,
                    Inc.

Incumbent Class I Directors Serving for a Term Expiring in 1999

Casey G. Cowell     Mr. Cowell has been a private investor since June 1997. Mr.            45       1997
                    Cowell founded U.S. Robotics Corporation in 1976 and has
                    served as Vice Chairman of the Company from June 1997 to
                    November 1997. From 1978 until the Company's combination
                    with USR in June 1997, Mr. Cowell served as Chairman of the
                    Board, Chief Executive Officer and a director of USR. He also served as President of USR from 1978 until January 1997. Mr.
                    Cowell also serves as a director of May & Speh, Inc. and System
                    Software Associates.

David W. Dorman     Mr. Dorman has served as Chief Executive Officer and Presi-            44       1995
                    dent of PointCast, Inc., an Internet news service, since Novem-
                    ber 1997, and as Chairman of PointCast, Inc. since February
                    1998. Mr. Dorman served as Executive Vice President of SBC
                    Communications, Inc. ("SBC"), a diversified telecommunica-
                    tions company, from August 1997 to November 1997, after
                    which SBC merged with Pacific Bell Corporation. Mr. Dorman had been President and Chief Executive Officer of Pacific Bell
                    Corporation from July 1994 to August 1997, and Chairman of that company from March 1996 to August 1997. Prior to that,
                    Mr. Dorman was associated with Sprint Corporation for 13
                    years, during which time he held several management positions, most recently as President of Sprint Business Services from 1993 to 1994. Mr. Dorman is also a director of Scientific Atlanta, Inc.

Jean-Louis Gassee   Mr. Gassee is the Chairman of the Board and Chief Executive            54       1993
                    Officer of Be Incorporated, a personal computing technology company which he founded in October 1990. Mr. Gassee is also a director of Electronics For Imaging, Inc., Logitech Inc. and
                    VirtualFund.com, Inc.

   Incumbent Class I Directors Serving for a Term Expiring in 1999 (cont'd)

                                        Principal Occupation                                 Director
       Name                            During Past Five Years                        Age      Since
------------------- --------------------------------------------------------------   -----   ----------
Paul G. Yovovich    Mr. Yovovich is a private investor. Mr. Yovovich had been a       44       1997
                    director of USR from 1991 until USR's combination with the
                    Company in June 1997. Mr. Yovovich served as President of
                    Advance Ross Corporation, an international financial services company, from 1993 to 1996. Mr. Yovovich also serves as a
                    director of Comarco, Inc., May & Speh, Inc. and APAC
                    TeleServices, Inc.

William F. Zuendt   Mr. Zuendt retired from his position as President and Chief       51       1988
                    Operating Officer of Wells Fargo & Company and Wells Fargo
                    Bank in July 1997. Mr. Zuendt joined Wells Fargo in 1973. Mr.
                    Zuendt is also a director of Advent Software, Inc.

Board and Committee Meetings

     During the fiscal year ending May 31, 1998 (the "Last Fiscal Year"), the Board held seven meetings. The Board has an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee.

     During the Last Fiscal Year, the Company's Audit Committee met eleven times. Its current members are James E. Cowie, David W. Dorman and William F. Zuendt. The Audit Committee makes recommendations to the Board regarding engagement of the Company's independent public accountants, approves services rendered by such accountants, reviews the activities and recommendations of the Company's internal audit department, and reviews and evaluates the Company's accounting systems, financial controls and financial personnel.

     During the Last Fiscal Year, the Compensation Committee met seven times. Its current members are Philip C. Kantz and Paul G. Yovovich. Eric A. Benhamou, Chief Executive Officer and Chairman of the Board of the Company, often attends meetings of the Compensation Committee, but is not a member of the Committee and is not entitled to vote. The Compensation Committee reviews salaries and other compensation arrangements for officers and other key employees of the Company, reviews the administration of the Company's stock option and stock purchase plans, and advises the Board on general aspects of the Company's compensation and benefit policies. For additional information concerning the Compensation Committee, see "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Compensation Committee Interlocks and Insider Participation" and "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION."

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

     The following table sets forth  information  concerning the compensation of
(i) the Chief Executive Officer of the Company, (ii) the four other most highly compensated executive officers of the Company (based on salary plus bonus for the Last Fiscal Year) who were serving as such at the end of the Last Fiscal
Year, and (iii) a former executive officer:


                          SUMMARY COMPENSATION TABLE
                                                                                         Long-Term
                                                                                        Compensation
                                                       Annual Compensation                Awards
                                             ----------------------------------------   -------------
                                                                          Other          Securities         All
                                                                          Annual         Underlying        Other
            Name and              Fiscal      Salary       Bonus       Compensation       Options       Compensation
       Principal Position          Year        ($)         ($)(1)         ($)(2)          (#)(3)           ($)(4)
--------------------------------- --------   ----------   ----------   --------------   -------------   --------------
Eric A. Benhamou                   1998       $742,500     $ 75,008           --           117,000              --
 Chairman, President and           1997        645,789       42,381           --           150,000              --
 Chief Executive Officer(5)        1996        589,583       34,684           --           320,000              --

Ross W. Manire(6)                  1998        380,207      150,000         3,250           70,200            1,462
 Senior Vice President,            1997            --           --            --               --               --
 Carrier Systems                   1996            --           --            --               --               --

Christopher B. Paisley             1998        392,500       27,268           --            70,000              --
 Senior Vice President, Finance    1997        307,916       22,801           --            67,500              --
 and Chief Financial Officer       1996        283,333       28,017           --           144,000              --

Alan J. Kessler                    1998        395,833       29,673           --            52,000              --
 Senior Vice President,            1997        330,476       21,158           --            72,000              --
 Global Customer Service           1996        248,168       16,189           --           116,000              --

Douglas C. Spreng                  1998        399,166       32,076           --            70,200              --
 Senior Vice President,            1997        377,831       25,178           --            90,000              --
 Client Access                     1996        356,250       20,849           --           192,000              --

John McCartney(7)                  1998        505,275      225,000        96,193           87,500        6,289,170
 Former President,                 1997            --           --            --               --               --
 Client Access                     1996            --           --            --               --               --

---------------------
(1) With the exception of amounts for Mr. Manire and Mr. McCartney, amount shown includes payments made under the Company-wide profit-sharing plan known as 3Bonus or 3Share. Under that plan, the Company expensed approximately three and one-half percent (3.5%), three percent (3%) and three percent (3%) of its income before taxes in fiscal years 1998, 1997 and 1996, respectively, after adjustments for certain unusual or non-recurring income or expense items. These amounts were subsequently distributed at six-month intervals to all employees worldwide (other than those who are paid commissions), including executive officers, with the individual payments determined pro rata based on salary level. Bonus payments for Mr. Manire and Mr. McCartney were made pursuant to employment agreements.
(2) Amounts include pay out of personal time off ("PTO") and auto allowance. (3) Amounts shown reflect the 2-for-1 stock split (payable in the form of a
    100% stock dividend) effected in August 1995.
(4) Represents executive long term disability insurance premiums and, in the case of Mr. McCartney, a severance payment in the amount of $6,286,124.
(5) In August 1998, Mr. Benhamou ceased serving as President of the Company, but still serves as Chairman of the Board and Chief Executive Officer. Effective August 10, 1998, Bruce Claflin began serving as President of the Company.
(6) Mr. Manire joined the Company as an executive officer in June 1997. (7) Mr. McCartney joined the Company as an executive officer in June 1997 and resigned as an employee of the Company on March 22, 1998. Mr. McCartney is currently a consultant to the Company. Mr. McCartney's "Other Annual Compensation" includes $86,293 as pay out for PTO.

     The following table provides information concerning grants of options to purchase the Company's Common Stock made during the Last Fiscal Year to the Named Officers:


                                           OPTION GRANTS IN FISCAL YEAR 1998
                                              Individual Grants
                         -----------------------------------------------------------

                                          % of Total
                                           Options                                     Potential Realizable Value at
                            Number of     Granted to                                      Assumed Annual Rates of
                           Securities     Employees                                     Stock Price Appreciation for
                           Underlying     in Fiscal       Exercise                            Option Term(4)
                             Options         Year         Price Per      Expiration  ----------------------------------
          Name            Granted(#)(1)    1998(2)     Share ($/sh)(3)      Date          5% ($)           10% ($)
------------------------ --------------- ------------ ----------------- ------------ ---------------- -----------------
Eric A. Benhamou              117,000         *           $56.625         7/24/07    $    4,166,506   $    10,558,743
Ross W. Manire                 70,200         *           $56.625         7/24/07         2,499,903         6,335,246
Christopher B. Paisley         70,000         *           $56.625         7/24/07         2,492,781         6,317,197
Alan J. Kessler                52,000         *           $56.625         7/24/07         1,851,780         4,692,775
Douglas C. Spreng              70,200         *           $56.625         7/24/07         2,499,903         6,335,246
John McCartney(5)              87,500         *           $56.625         3/22/98         3,115,976         7,896,496
All Stockholders(6)        36,701,706        N/A            N/A             N/A       5,719,900,146    14,495,350,004

---------------------
 * Less than 1%

(1) All of the above options are subject to the terms of the Company's 1983 Stock Option Plan (the "1983 Option Plan") and are exercisable only as they vest. The options granted to each executive officer vest and become exercisable in equal annual increments over a four (4) year period provided the optionee continues to be employed by the Company.
(2) Aggregate option grants include options to purchase 20,850,071 shares, which options were repriced by the Board of Directors in January 1998.
(3) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.
(4) Potential realizable values are net of exercise price, but before deduction of taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules, and do not represent the Company's estimate of future stock prices. No gain to an optionee is possible without an increase in stock price, which will benefit all stockholders commensurately. A zero percent gain in stock price will result in zero dollars for the optionee. Actual realizable values, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period.
(5) Mr. McCartney's stock option grant was cancelled March 22, 1998, concurrent with his resignation as no shares had vested as of the date of resignation.
(6) Represents potential appreciation in aggregate stockholder value at the assumed annual rates of stock price appreciation over a ten-year period beginning May 31, 1998 (fiscal year end) based on the number of shares then outstanding, and using as a base value the $25.375 per share closing price of 3Com Common Stock at fiscal year end.

     The following table provides the specified information concerning option exercises during the Last Fiscal Year and the exercisable and unexercisable options held as of May 31, 1998, by the Named Officers:


                                            AGGREGATED OPTION EXERCISES IN FISCAL
                                         YEAR 1998 AND FISCAL YEAR-END OPTION VALUES

                                                                Number of Securities              Value of Unexercised
                           Shares                              Underlying Unexercised                 In-the-Money
                           Aquired                             Options at 5/31/98 (#)           Options at 5/31/98(1) ($)
                              on             Value         -------------------------------   -------------------------------
          Name           Exercise (#)     Realized ($)     Exercisable     Unexercisable     Exercisable     Unexercisable
------------------------ --------------   --------------   -------------   ---------------   -------------   ---------------
Eric A. Benhamou             140,000         6,495,649      1,142,848          462,300        17,534,559         885,539
Ross W. Manire               520,000        23,002,885      1,733,062           70,200        23,579,738               0
Christopher B. Paisley        40,000         2,027,718        704,995          229,025        12,077,219         442,770
Alan J. Kessler               71,840         3,005,195         47,000          185,840                 0         265,662
Douglas C. Spreng                  0                 0        554,540          277,380         7,580,364         531,324
John McCartney             1,888,881        71,337,331        837,500                0         2,221,189               0

---------------------
(1) Based on a fair market value of $25.375 per share as of May 31, 1998, the closing sale price of the Company's Common Stock on that date as reported by the NASDAQ National Market System.


Employment, Severance and Change-of-Control Arrangements

     The Company became a party to an employment agreement with Ross W. Manire, an employee of U.S. Robotics Corporation ("USR"), upon the merger of the Company with USR. The employment agreement dated January 1, 1997, as amended, provides for a two-year employment period and contains provisions for automatic renewals for successive one-year terms following the initial term, absent notice of non-renewal by either the Company or Mr. Manire. The employment agreement originally provided for a minimum annual base salary of $375,000 and a bonus based on the Company's results. In the event of termination of Mr. Manire's employment prior to June 11, 1999, the employment agreement provides for severance compensation in an amount equal to the sum of Mr. Manire's current salary and an amount equal to the average annual cash bonus received by Mr. Manire with respect to the previous three fiscal years of U.S. Robotics Corporation (the "Change of Control Severance"). After June 11, 1999, Mr. Manire will be entitled to receive the Change of Control Severance in the event of termination of his employment for any reason within one hundred eighty (180) days after a "Change of Control" as defined in his employment agreement. Mr. Manire's employment agreement also provides that he may serve as an independent consultant of the Company, which consulting relationship would extend the period during which certain of Mr. Manire's options would remain exercisable but would not extend vesting of such options. Mr. Manire's severance compensation is limited to an amount that is less than the maximum amount that Mr. Manire could receive without it being deemed an "excess parachute payment" under Section 280G of the Internal Revenue Code.

     In the Last Fiscal Year, the Company made severance payments pursuant to employment agreements to the following former employees of USR: John McCartney, Casey G. Cowell, Jonathan N. Zakin, Michael S. Seedman, Mark Remissong, Elizabeth S. Ryan, Henry W. Jones III and Eugene L. Ferretti.

     Options granted under the 1994 Option Plan contain provisions pursuant to which outstanding options must either become fully vested and immediately exercisable prior to a "transfer of control" transaction or must be assumed in the transaction, and all unexercised options terminate to the extent they are not assumed upon such "transfer of control" as defined under the 1994 Option Plan. For purposes of the 1994 Option Plan, a transfer of control is a change in ownership in which the stockholders of the Company before such ownership change do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after the ownership change.

     Options granted under the 3Com Corporation Director Stock Option Plan (the "Director Plan") contain provisions pursuant to which all outstanding options granted under the Director Plan will become fully vested and immediately exercisable upon a merger or acquisition of the Company where the Company is not the survivor or upon the sale of substantially all of the assets of the Company.

Compensation of Directors

     Members of the Board who are not employees of the Company received an annual retainer during the Last Fiscal Year as follows: lead director: $30,000; committee members: $25,000 each; other directors: $20,000 each; plus reimbursement of travel expenses for travel by members of the Board who reside outside of the local area.

     Outside directors receive options to purchase Common Stock pursuant to the Director Plan. The Director Plan provides for the initial automatic grant of an option to purchase 30,000 shares of the Company's Common Stock to each director of the Company who is not an employee of the Company ("Outside Director"), or 45,000 shares to the "lead" director. In addition, each Outside Director is automatically granted an option to purchase 5,000 shares of the Company's Common Stock upon becoming a member of the Audit or Compensation Committee. The actual number of shares to be subject to the options granted for Board and committee service is established by the administrator of the Plan. For the Last Fiscal Year, the options granted to Outside Directors for service on the Board of Directors were set at 30,000 shares, or 35,000 shares including service on Board committees. All options have a five-year term, are immediately exercisable (subject to the Company's right to repurchase any unvested shares) and vest over two years as long as the option holder continues to serve on the Board or the Committee. An additional option to purchase the number of shares of the Company's Common Stock then established by the Committee is automatically granted to each Outside Director following the vesting in full of the option previously received. During the Last Fiscal Year, options were granted under the Director Plan for the following number of shares and at the exercise prices shown: Mr. Barksdale: 30,000 shares at a per share exercise price of $51.25; Mr. Cowell: 45,000 shares at a per share exercise price of $40.94; Mr. Cowie: 35,000 shares at a per share exercise price of $46.97; Mr.
Dorman:  22,500  shares  at  a  per  share exercise price of $55.44; Mr. Gassee:
30,000 shares at a per share exercise price of $51.75; Mr. Kantz: 35,000 shares at a per share exercise price of $32.75 and 35,000 shares at a per share exercise price of $37.25; Mr. Yovovich: 35,000 shares at a per share exercise price of $46.97; Mr. Zuendt: 45,000 shares at a per share exercise price of $35.13. See "Proposal to Approve an Increase in the Shares Reserved Under the Director Stock Option Plan."

     Casey G. Cowell also received the following compensation in connection with his service as Vice Chairman of the Company: annual salary of $412,885; auto expense of $6,875; executive long-term disability insurance premium of $2,078; paid-out personal time off of $6,093; bonus of $844,615; and a severance payment of $9,169,965. Mr. Cowell resigned as an employee of the Company in November 1997 and is currently serving as a consultant to the Company. Mr. Cowell's employment agreement also provides for reimbursement of office expenses up to a maximum of $50,000 per year until the third anniversary of his resignation. Mr. Cowell is also the beneficiary of a Split Dollar Life Insurance Plan, the annual premium of which is paid by a trust that was fully funded by USR. For the Last Fiscal Year, the annual premium was $240,250. The Company owns the trust and is granted a security interest in any payout on the plan for all premiums paid by the trust. Currently, 18 years remain on the 20-year plan.


Compensation Committee Interlocks and Insider Participation

     During the Last Fiscal Year, Messrs. Campbell (until June 12, 1997), Kantz and Yovovich (since June 12, 1997) served as members of the Compensation Committee of the Company's Board of Directors.


Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

     Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% Stockholders were complied with during the Last Fiscal Year with the following exceptions: one report on Form 3 was filed late for Edgar Masri, an executive officer of the Company.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                 BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION


Summary of Compensation Policies for Executive Officers

     The goals of the Company's compensation program are to: (i) enable the Company to attract, retain and motivate highly-qualified employees and executive officers who contribute to the long-term success of the Company; (ii) align compensation with business objectives and performance; and (iii) align incentives for executive officers with the interests of stockholders in maximizing stockholder value. The Company emphasizes performance-based compensation that is competitive with the marketplace, and the importance of clearly communicating performance objectives. The Company annually reviews its compensation practices by comparing them to surveys of relevant competitors and sets objective compensation parameters based on this review. Compensation policies also reflect the competition for executive talent and the unique challenges and opportunities facing the Company in the global data networking market.

     The Company's compensation program for all employees includes both cash- and equity-based elements. Because it is directly linked to the interests of our stockholders, equity-based compensation is emphasized in the design of the Company's compensation programs. Consistent with competitive practices, the Company also utilizes a cash bonus plan based on achievement of financial performance objectives although, as more fully discussed below, executives will not participate in such cash bonus plan during fiscal year 1999 because the executive bonus plan will be entirely equity-based.

     In the Last Fiscal Year, the Company failed to meet its annual performance objectives and its quarterly targets in all but the first quarter of the fiscal year. Thus, cash bonuses were not earned by employees, including executives, during the final three quarters of the year. Likewise, no executive bonus option grants were awarded for the Last Fiscal Year. However, in January 1998, the Company repriced certain stock options held by non-executive employees, subject to restriction on exercising repriced options during the ensuing nine months. At the time of this action, voluntary turnover had increased substantially above the historical average, exacerbated by the fact that the majority of non-executive employee options had exercise prices well above the then current market price. The Company had not repriced any stock options in the preceding 5-year period and deemed it necessary and in the best interest of the Company's stockholders to take such extraordinary action in the Last Fiscal Year in order to retain and motivate key employees, engineers, sales people, Global Information Systems specialists and management. No options held by senior executives or directors were repriced.


Cash Compensation

     Salary. The Company sets a base salary range for each executive officer, including the Chief Executive Officer, by reviewing the base salary for comparable positions of a broad peer group, including companies similar in size and business which compete with the Company in the recruitment and retention of senior personnel. Base pay is targeted at the midpoint of market on the basis of external salary data from independent surveys. Individual salaries for each executive officer are set relative to this target based on sustained individual performance and contribution to the Company's results. Although total compensation, including equity-based compensation, is targeted at the market average for comparable positions, for fiscal year 1999, the Company has adopted a risk-based compensation structure for executives in which the cash bonus opportunity was eliminated and performance-based target stock option levels were increased correspondingly. This structure is discussed in further detail below.

     Cash Bonus. Non-executive employees of the Company are eligible to participate in the Company's cash bonus plan, known as 3Bonus. This plan provides cash awards for meeting quarterly revenue and earnings per share goals, based on a matrix in which 100% of target may be achieved only if the Company's results are consistent with its targeted long-term financial model. Targets for quarterly cash bonus awards range from five to thirty-five percent of employees' eligible base salary for such period. Awards may range from zero to 150% of target and can be earned quarterly, based on achievement of stated performance objectives. The Company will not provide any cash bonus program for executives in fiscal year 1999.

Equity-Based Compensation

     To enhance retention, options granted to executive officers are subject to vesting restrictions that lapse in annual increments. Performance options granted by the Company after the end of a fiscal period at the then-current fair market value become valuable and exercisable only if the executive officer continues to serve the Company and the price of the Company's stock subsequently increases. Initial or "new-hire" options are granted to executive officers when they first join the Company. Thereafter, options may be granted to each executive officer as an equity bonus if specified performance goals are achieved ("performance options"). The relevant performance goals and range of potential option grants are established by the Board of Directors and communicated at the beginning of each fiscal year. The amount of actual options granted depends upon the percentage of the Company's and the officer's performance objectives that are achieved. Performance options focus the efforts of executive officers on achieving the critical Company operational targets for revenue performance and earnings per share that will enhance the Company's credibility in the marketplace.

     In order to minimize its vulnerability to losing key executives during fiscal year 1999, the Company will change the timing of performance option grants. Half of the equity for this bonus program will be awarded at the beginning of the first quarter, based on an objective assessment of past individual performance. The remainder of the target bonus in the form of performance grants may be earned and will be awarded on the basis of achieving revenue and earnings per share targets for each quarter during fiscal year 1999.

     In designing executive compensation for fiscal year 1999, the Company retained an outside consultant to perform a comprehensive assessment of compensation for its Chief Executive Officer and to other executive officers. The services rendered by the consultant to the Compensation Committee included surveying competitors' practices, assessing the mix of pay relative to competitive practices, evaluating the linkage between pay and performance, and recommending compensation strategies.

     The Committee has considered the potential impact of Section 162(m) (the "Section") of the Internal Revenue Code adopted under the Federal Revenue
Reconciliation Act of 1993. The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, other than compensation that is performance-based. Since the targeted cash compensation of the majority of the named executive officers is below the $1 million threshold and the Company believes that any options granted under the 1983 Option Plan will meet the requirement of being performance-based under the transition provisions provided in the regulations under the Section, the Committee concluded that the Section should not materially reduce the tax deductions available to the Company and that no changes to the Company's compensation program were needed in this regard.


CEO Compensation

     The Chief Executive Officer's salary and performance stock option grants follow the policies set forth above. Mr. Benhamou's base annual salary for fiscal year 1998 of $742,500 reflects his position, duties and responsibilities. The CEO's salary increase in fiscal year 1998 was based on the Compensation Committee's evaluation of his performance and the Company's performance. In addition, Mr. Benhamou received a cash bonus of $75,008 during fiscal year 1998 pursuant to the bonus plan in effect for all employees. The Company did not meet its objectives set forth in the fiscal year 1998 plan, and Mr. Benhamou did not receive a performance option grant for such period.


                                        THE COMPENSATION COMMITTEE OF
                                        THE BOARD OF DIRECTORS


                                        Philip C. Kantz
                                        Paul G. Yovovich

                       COMPARISON OF STOCKHOLDER RETURN

     Set forth below is a line graph comparing the cumulative total return on the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Technology Sector Index(1) for the period commencing on May 31, 1993 and ending on May 31, 1998.

   Comparison of Cumulative Total Return from May 31, 1993 to May 31, 1998(2)

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                    AMONG 3Com CORPORATION, THE S&P 500 INDEX
                       AND THE S&P TECHNOLOGY SECTOR INDEX

[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]

                        DATA POINTS FOR PERFORMANCE GRAPH

                                                May 31,
                          ---------------------------------------------------
                          1993     1994     1995     1996     1997     1998
                          ------   ------   ------   ------   ------   ------
3Com                       $100     $174     $474     $730     $719     $376
S&P 500                     100      104      125      161      208      272
S&P Technology Sector       100      112      162      214      311      388

---------------------
(1) The S&P Technology Sector Index was previously called the S&P High Tech Composite Index.

(2) Assumes that $100.00 was invested on May 31, 1993 in the Company's Common Stock and each index, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. On August 16, 1994, the Company effected a 2-for-1 stock split (payable in the form of a 100% stock dividend) on each outstanding share. On August 4, 1995, the Company effected a further 2-for-1 stock split (payable in the form of a 100% stock dividend) on each outstanding share. The Company's cumulative total return for the fiscal years prior to the stock split have been adjusted to take into account the stock splits. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

        PROPOSAL TO APPROVE AN INCREASE IN THE SHARE RESERVE UNDER THE
                       1984 EMPLOYEE STOCK PURCHASE PLAN

     As a result of a recent change in the financial accounting rules regarding employee stock purchase plans, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to increase the shares reserved under the 1984 Employee Stock Purchase Plan ("Purchase Plan"). On July 22, 1998, the Board of Directors approved (subject to stockholder approval) the amendment to the Purchase Plan and reserved two million (2,000,000) shares of Common Stock for issuance thereunder for a total of 22,000,000 shares.

     At the Annual Meeting, the stockholders are being asked to approve the amendment to the Purchase Plan. No options have been granted pursuant to the Purchase Plan to purchase the shares added to the Purchase Plan by this amendment.


Vote Required

     The affirmative vote of a majority of the Votes Cast is required for approval of this proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1984 EMPLOYEE STOCK PURCHASE PLAN.


Summary of Provisions of the Purchase Plan

     The summary of the Purchase Plan included in this Proxy Statement is qualified in its entirety by the specific language of the Purchase Plan, as amended. Copies of the Purchase Plan are available to any stockholder upon request addressed to Mark D. Michael, Senior Vice President, General Counsel and Secretary, 3Com Corporation, 5400 Bayfront Plaza, Santa Clara, CA 95052-8145.

     Administration and Share Reserve. The Purchase Plan is administered by the Board of Directors or a committee of the Board. Since its inception, a total of 20,000,000 shares of the Company's Common Stock (without giving effect to the proposed amendment) have been reserved for issuance under the Purchase Plan and 15,985,152 shares have been issued under the plan as of the Record Date. This proposal seeks stockholder approval to increase the number of shares reserved for issuance under the Purchase Plan by two million (2,000,000) shares.

     Eligibility. Any employee of the Company or any present or future subsidiary corporation of the Company (including any officer or director who is also an employee) is eligible to participate in the Purchase Plan as long as the employee is customarily employed for at least 20 hours per week. No person who owns or holds options to purchase, or who as a result of participation in the Purchase Plan would own or hold options to purchase, 5% or more of the Company's Common Stock is entitled to participate in the Purchase Plan. As of May 31, 1998, approximately 6,500 employees were participating in the Purchase Plan out of the approximately 13,000 employees eligible to participate in the Purchase Plan.

     Participation In An Offering. Offerings under the Purchase Plan ("Offering(s)") are six months long and commence on the first day of October and the first day of April of each year. Participation in the Purchase Plan is limited to eligible employees who authorize payroll deductions pursuant to the Purchase Plan. At present, such payroll deductions may not exceed 10% of base pay. Once an employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive Offering until such time as the employee withdraws from the Purchase Plan or the employee's employment terminates.

     Purchase Price. The purchase price per share at which the shares of the Company's Common Stock are sold under the Purchase Plan generally will be equal to 85% of the lesser of the fair market value of the Common Stock on (a) the first day of the applicable six-month offering period or (b) the last day of the six-month offering period.

     Shares Purchased. The number of shares of the Company's Common Stock a participant purchases in each Offering is determined by dividing the total amount of payroll deductions withheld from the participant's compensation by the purchase price per share. Participants may not purchase shares of the Company's Common Stock having a fair market value exceeding $25,000 in any calendar year. For this purpose, the fair market value of the Company's Common Stock purchased in a given Offering is determined as of the first day of that Offering. Furthermore, a participant may not purchase more than 1,000 shares in a single Offering, although this limit may be adjusted by the Board of Directors from time to time to reflect fluctuations in the fair market value of the Company's Common Stock to the extent permitted by law. Any cash not applied to the purchase of shares is returned to the participant (except for cash insufficient to purchase a single share of the Company's Common Stock) at the end of the Offering.

     Withdrawal. A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings.

     Adjustment Upon Change in Capitalization. In the event that the stock of the Company is changed by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other change in the capital structure of the Company, or in the event of any merger, sale or reorganization, appropriate adjustments shall be made in the number and shares of stock subject to the Purchase Plan, the number of shares of stock subject to options outstanding under the Purchase Plan, and the exercise price of any such outstanding options.

     Amendment or Termination. The Board of Directors may at any time amend or terminate the Purchase Plan, except that approval of the Company's stockholders within 12 months of the adoption of such amendment is required to increase the number of shares authorized for issuance under the Purchase Plan or to change the designation of corporations whose employees may purchase shares of the Company's Common Stock under the Purchase Plan. The Purchase Plan will terminate when all of the shares reserved for issuance under the Purchase Plan have been issued or when earlier terminated by the Board of Directors.


Federal Income Tax Information for Purchase Plan

     The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code (the "Code"). Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two (2) years from the first day of the Offering Period, then the participant will recognize ordinary income measured as the lesser of
(i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the Offering Period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held between 12 and 18 months may be taxed at a maximum federal rate of 28%, while net capital gains on shares held for more than 18 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

     The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

Participation in the Purchase Plan

     Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Non-employee directors are not eligible to participate in the Purchase Plan. No purchases have been made under the Purchase Plan since its amendment by the Board. However, purchases were made under the Purchase Plan prior to such amendment. The following table sets forth certain information regarding shares purchased under the Purchase Plan during the Last Fiscal Year and the payroll deductions accumulated at the end of the Last Fiscal Year in accounts under the Purchase Plan for each of the Named Officers, for all current executive officers as a group and for all other employees who participated in the Purchase Plan as a group:

                                     AMENDED PLAN BENEFITS
                               1984 Employee Stock Purchase Plan

                                                                                   Payroll
           Name of Individual                   Number of                         Deductions
        or Identity of Group and                 Shares         Dollar Value     as of Fiscal
                Position                      Purchased (#)        ($)(1)        Year End ($)
-------------------------------------------   ---------------   --------------   --------------
Eric A. Benhamou, Chairman, President
 and Chief Executive Officer(2)                        496             2,674               0

Ross W. Manire, Senior Vice President                  647             3,488           6,358

Christopher B. Paisley,
 Senior Vice President                                 495             2,668               0

Alan J. Kessler, Senior Vice President                   0                 0               0

Douglas C. Spreng, Senior Vice President               199             1,515           5,333

John McCartney, Former President,
 Client Access                                           0                 0               0

All current executive officers as a group            9,317           100,455          39,143

All other employees as a group                   1,258,504        16,881,275       5,990,299

---------------------
(1) Market value of shares on date of purchase, minus the purchase price under the Purchase Plan.
(2) In August 1998, Mr. Benhamou ceased serving as President of the Company, but still serves as Chairman of the Board and Chief Executive Officer. Effective August 10, 1998, Bruce Claflin began serving as President and Chief Operating Officer of the Company.

       PROPOSAL TO APPROVE AN INCREASE IN THE SHARES RESERVED UNDER THE
                          DIRECTOR STOCK OPTION PLAN

     The Board of Directors has determined that it is in the best interests of the Company and its stockholders to increase the shares reserved under the Director Stock Option Plan ("Director Plan"). On July 22, 1998, the Board of Directors approved (subject to stockholder approval) the amendment to the Director Plan and reserved an additional one million (1,000,000) shares of Common Stock for issuance thereunder, for a total of 3,000,000 shares.

     At the Annual Meeting, the stockholders are being asked to approve the amendment to the Director Plan. No options have been granted pursuant to the Director Plan to purchase the shares added to the Director Plan by the amendment.


Vote Required

     The affirmative vote of a majority of the Votes Cast is required for approval of this proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE DIRECTOR STOCK OPTION PLAN.

Summary of Provisions of the Director Plan

     The summary of the Director Plan included in this Proxy Statement is qualified in its entirety by the specific language of the Director Plan, as amended. Copies of the Director Plan are available to any stockholder upon request addressed to Mark D. Michael, Senior Vice President, General Counsel and Secretary, 3Com Corporation, 5400 Bayfront Plaza, Santa Clara, CA 95052-8145.

     Administration and Share Reserve. The Director Plan is to be administered by the full Board of Directors or by a committee of the Board consisting of those directors who are employees of the Company (the "Administrator"). All options granted under the Director Plan are "nonqualified stock options." Eligible participants are limited to the directors who are not employees of the Company ("Outside Directors"). A total of 3,000,000 shares of Common Stock have been reserved for issuance under the Director Plan (of which 1,000,000 are subject to Stockholder approval), subject to proportionate adjustment in the event of subdivisions or combinations of the Company's Common Stock. As of the Record Date, options to purchase 769,000 shares remain outstanding and unexercised and options to purchase 1,064,000 shares have been exercised.

     Option Grants. Each Outside Director is automatically granted an option to purchase shares of the Company's Common Stock at the first Board meeting following the date upon which he or she first becomes eligible in an amount established under the guidelines then in effect as adopted by the Administrator. The maximum number of shares that may be subject to each such option is 60,000 shares, except that if the eligible director is the Chairman of the Board, then the maximum is 80,000 shares. Each eligible member of the Audit or Compensation Committees is automatically granted an additional option to purchase shares of Common Stock at the first Board meeting occurring on or after the date such member first joins either committee; the maximum number of shares that may be subject to each option for committee service is 24,000 shares. The maximum number of shares that may be subject to options granted under the Director Plan, the numbers of shares to be granted within those maximum limits under the Administrator's guidelines in effect from time to time, and the number of shares subject to outstanding options (and the exercise price of such options), are all subject to proportionate adjustment in the event of stock dividends, subdivisions or combinations of the Company's Common Stock. From time to time, but not more than once every six months, the Administrator may establish guidelines to specify the number of shares to be subject to each automatically granted option (subject to the maximum limits set forth above), which guidelines are intended to be in accordance with the Company's other compensation policies. On each grant date, the number of shares subject to each option granted for service on the Board of Directors or the Audit or Compensation Committees, as the case may be, may not vary among Outside Directors, except that an Outside Director who is the Chairman of the Board or who is designated as the "lead" Outside Director may be granted an option for more shares than the other Outside Directors. During the fiscal year ending May 31, 1998, the guidelines established standard option grant amounts as 30,000 shares for service as an outside director and 35,000 shares for board and committee service.

     Terms and Conditions of Options. Options granted under the Director Plan have a per share exercise price equal to the fair market value of a share of the Company's Common Stock on the date of the option grant. Options are immediately exercisable and vest in 24 equal monthly increments, so long as the optionee continues to serve on the Board or the committee. No option is exercisable more than five years from the date of grant. Options may be exercised by payment of the exercise price (a) in cash or check, (b) by tender of shares of the Company's Common Stock having a fair market value equal to the exercise price or
(c) by delivery of a promissory note payable to the Company. During the lifetime of the optionee, the option may only be exercised by the optionee. In the event of the death of the optionee, to the extent the option has not yet been exercised, the optionee's estate, or any person who has acquired the right to exercise the option by bequest or inheritance, may exercise the option at any time within six months following the date of death. Following the vesting in full of an option previously received, an additional option to purchase shares of the Company's Common Stock is automatically granted to each eligible participant in accordance with the option grant provisions described above.

     Company Repurchase Right. Unless otherwise provided by the Committee, unvested shares of the Company's Common Stock purchased pursuant to the exercise of an option granted under the Director

Plan may be repurchased by the Company at the initial purchase price of such unvested shares upon termination of the optionee's service as a director of the Company for any reason other than death.

     Amendment or Termination. The Board generally has the power to amend, suspend or terminate the Director Plan at any time and to amend individual options with the approval of the affected optionee to the extent permitted by governing law. However, the terms of the Director Plan require the approval of the Company's stockholders of any amendment to the Director Plan that increases the number of shares issuable thereunder or expands the class of persons eligible to receive options.


Summary of United States Federal Income Tax Consequences of the Director Plan

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the Director Plan, and does not attempt to describe all possible federal or other tax consequences of such participation. The tax consequences are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable. Optionees should consult their own tax advisors prior to the disposition of any shares of Common Stock acquired pursuant to the Director Plan.

     An optionee will recognize no taxable income at the time a nonqualified stock option is granted under the Director Plan. The optionee will recognize ordinary income on the determination date (as defined below) in an amount equal to the excess of the fair market value on the determination date of the shares acquired over the option exercise price. The determination date will be the later of (a) the date on which the nonqualified stock option is exercised (with respect to the shares acquired), (b) the date on which the shares acquired vest or (c) the date on which the sale of the shares at a profit would no longer subject the optionee to suit under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (generally, six months after the date of grant). Notwithstanding the foregoing, if the determination date is after the exercise date, the optionee may elect pursuant to Section 83(b) of the Code to have the determination date be the exercise date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised.

     In general, upon the sale or exchange of shares acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the amount realized upon such disposition and the fair market value of the shares on the determination date, will be taxed as a capital gain or loss. Net capital gains on shares held between 12 and 18 months may be taxed at a maximum federal rate of 28%, while net capital gains on shares held for more than 18 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. There are no federal income tax consequences to the Company upon the grant of a nonqualified stock option. The Company will generally be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonqualified stock option.


         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board has selected Deloitte & Touche LLP as the independent public accountants of the Company for the fiscal year ending May 28, 1999. Deloitte & Touche LLP has acted in such capacity since its appointment for fiscal year 1980. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

     In the event ratification by the stockholders of the appointment of Deloitte & Touche LLP as the Company's independent public accountants is not obtained, the Board will reconsider such appointment.


Vote Required

     The affirmative vote of a majority of the Votes Cast is required for approval of this proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MAY 28, 1999.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                            AT NEXT ANNUAL MEETING


     Proposals of stockholders that are intended for inclusion in the Company's proxy statement relating to the 1999 Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 5400 Bayfront Plaza, Santa Clara, California 95052-8145, not later than April 22, 1999 and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals in order to be included in the Company's proxy statement for that meeting. Stockholder proposals that are not intended to be included in the Company's proxy materials for such meeting but that are intended to be presented by the stockholder from the floor are subject to the advance notice procedures described below under "Transaction of Other Business."



                         TRANSACTION OF OTHER BUSINESS


     At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

     Any stockholder may present a matter from the floor for consideration at a meeting so long as certain procedures are followed. Under the Company's Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, the Company not later than 90 days prior to the next Annual Meeting (under the assumption that the next Annual Meeting will occur on the same calendar day as the day of the most recent Annual Meeting). The stockholder's notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business; (c) the class and number of shares of the Company that are beneficially owned by the stockholder; and (d) any material interest of the stockholder in such business. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.



                    VOTING VIA THE INTERNET OR BY TELEPHONE


     The Company is offering its stockholders the opportunity to vote using the telephone or the Internet as an alternative to voting by mail.

     To vote by telephone, use a touch-tone phone to call the toll-free number shown on the voting instruction form. Enter the 12 digit Control Number on the voting instruction form and follow the instructions.

     To vote via the Internet, go to the website www.proxyvote.com and enter the 12 digit Control Number on the voting instruction form and follow the instructions.

     Votes submitted by telephone or via the Internet must be received no later than 11:59 p.m. (EDT) September 23, 1998.

     The giving of such proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

     The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.



                                        By Order of the Board of Directors

                                        /s/ MARK D. MICHAEL
                                        ----------------------------------------
                                        MARK D. MICHAEL
                                        Secretary


August 20, 1998

                                                                      Appendix A


                                3Com CORPORATION

                           DIRECTOR STOCK OPTION PLAN

                   (As Amended by the Board on July 22, 1998)

         1. Purpose. It is the purpose of this Director Stock Option Plan (the "Plan") to enable 3Com CORPORATION (the "Company") and its subsidiaries to retain and provide incentives to outside directors by offering them an opportunity to acquire a proprietary interest in the Company.

         2. Eligibility and Administration. Eligible participants shall be limited to outside directors of the Company and its subsidiaries. The Plan shall be administered by a committee of the Company's Board of Directors (the "Board") consisting of its directors who are also employees of the Company. The Board and such committee are both referred to as the Board and the committee shall have all the powers of the Board hereunder, including, without limitation, the authority to, from time to time, establish guidelines (the "Guidelines") that determine the number of shares to be subject to the options granted under the Plan, subject to the per option limits set forth in Sections 4(b) and 4(c) and the restriction on amendment of the Guidelines set forth in Section 9. The Guidelines must (i) provide that on each grant date, the number of shares of Common Stock subject to each option automatically granted pursuant to Section 4(b) or 4(c), as the case may be, shall be equal for each eligible participant, subject to distinctions based on the outside director's position as Chairman of the Board, designation as the "lead" outside director, and service on Board committees, and (ii) not cause an outside director who receives an option under the Plan to cease to be a "disinterested person" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. All questions of interpretation of the Plan or of any option shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan or such option.

         3.    Shares Subject to Plan.

               (a) Subject to adjustment as provided in Section 3(b), the maximum number of shares of the Company's common stock ("Common Stock") and rights to acquire Common Stock that may be issued pursuant to this Plan shall be 3,000,000 shares. Options or shares that are issued to participants under the Plan and terminate without being exercised shall revert to the status of authorized but unissued options or shares under the Plan.

               (b) In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number and class of shares subject to the Plan, the Guidelines and the per option limits set forth in Section 4, and to any outstanding options granted under the Plan, and in the exercise price of such outstanding options.

         4.    Rights Issuable Under the Plan.

                (a) During the term of the Plan, eligible participants shall be granted options to acquire shares of the Common Stock of the Company ("Options") as provided in this Section 4. Each Option shall be exercisable immediately as to all shares of Common Stock subject to the Option and shall vest in 24 monthly increments. All Options shall be subject to the terms and conditions set forth in the form of Nonqualified Stock Option Agreement attached hereto as Exhibit 1; provided, however, that the Board may at the time of grant of any Option make such modifications to such terms and conditions as are otherwise in compliance with the restrictions contained in the Plan.

               (b) The Board shall grant an Option to purchase that number of shares as may be specified in the Guidelines then currently in effect (the "Guideline Amount") for service on the Board, not to exceed 60,000 shares of Common Stock (or 80,000 shares if the participant is the Chairman of the Board on the date of grant), to each eligible participant at the first Board meeting following the date upon which he or she first becomes eligible. Thereafter, the Board shall grant an additional Option to purchase that number of shares equal to the Guideline Amount for service on the Board, not to exceed 60,000 shares of Common Stock (or 80,000 shares if the participant is the Chairman of the Board on the date of grant), to an eligible participant following the vesting in full of the Option of that eligible participant most recently granted under this
Section 4(b) for service on the Board. Such additional grant shall be made at the first Board meeting following the vesting in full of such most recently granted Option.

               (c) In addition to the Options  granted by the Board  pursuant to
Section 4(b), the Board shall grant an Option to purchase that number of shares equal to the Guideline Amount for service on a Standing Committee, not to exceed 24,000 shares of Common Stock, to each eligible participant serving on a Standing Committee of the Board at the first meeting of the Board occurring on or after the date on which he or she begins to serve on a Standing Committee. A Standing Committee shall mean either the Audit Committee or the Compensation Committee of the Board. Thereafter, the Board shall grant an additional Option to purchase that number of shares equal to the Guideline Amount for service on a Standing Committee, not to exceed 24,000 shares of Common Stock, to each eligible participant who continues to serve on a Standing Committee following the vesting in full of the Option of that eligible participant most recently granted under this Section 4(c). Such additional grant shall be made at the first Board meeting following the vesting in full of such most recently granted Option.

         5.  Consideration.  The exercise  price for Options shall be payable by
(i) delivery of cash or check, (ii) tender of shares of Common Stock having a fair market value equivalent to the purchase or exercise price, or (iii) delivery of a promissory note payable to the Company; provided, however, that the Board may impose at the time of any grant of rights hereunder such restrictions on the exchange of Common Stock or delivery of a promissory note as the Board may deem appropriate or necessary and that any promissory note shall be secured by such collateral as is required by the attached form of Nonqualified Stock Option Agreement, or as the Board shall otherwise determine at the time of grant.

         6. Exercise Price. The exercise price payable upon exercise of any Option shall be equal to the fair market value of a share of Common Stock as determined by the Board on the date of grant.

         7. Limitation on Exercisability. No right granted hereunder shall be exercisable for a period of more than five years after the date of grant.

         8. Restriction on Transfer of Options. No Option may be transferred in any manner whatsoever, other than by the laws of descent and distribution. Options may be exercised during the lifetime of the optionee only by the optionee.

         9. Termination or Amendment. The Board, including any duly appointed committee of the Board, may terminate or amend the Plan at any time; provided, however, that without the approval of the shareholders of the Company, there shall be (a) no increase in the total number of shares of stock covered by the Plan (except by operation of the provision of Section 3, above), and (b) no expansion in the class of persons eligible to receive Options; and provided, further, that the provisions of the Plan addressing eligibility to participate in the Plan and the amount, price and timing of grants of Options (including changes to the Guidelines) shall not be amended more than once every six (6) months, other than to comport to changes in the Internal Revenue Code of 1986, as amended, or the rules thereunder. In any event, no amendment may adversely affect any then outstanding Option, or any unexercised portion thereof, without the consent of the optionee.

                                                                      Appendix B


                              AMENDED AND RESTATED
                                3COM CORPORATION
                        1984 EMPLOYEE STOCK PURCHASE PLAN
                   (As Amended By the Board on July 22, 1998)

     1. Purpose. The 3Com Corporation 1984 Employee Stock Purchase Plan (the "Prior Plan") was established to provide eligible employees of 3Com Corporation ("3Com") and any current or future subsidiary corporation(s) of 3Com (collectively referred to as the "Company") with an opportunity, through payroll deductions, to acquire common stock of 3Com. The Prior Plan has been amended from time to time. On September 28, 1995, the Board of Directors of 3Com (the "Board") amended and restated the Prior Plan as amended in order to make various changes to the Prior Plan considered beneficial for continuing to carry out the purposes of such plan, all in the form set forth herein (the "Plan"). For purposes of the Plan, a parent corporation and a subsidiary corporation shall be as defined in sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company intends that the Plan shall qualify as an "employee stock purchase plan" under section 423 of the Code (including any future amendments or replacements of such section), and the Plan shall be so construed. Any term not expressly defined in the Plan but defined for purposes of section 423 of the Code shall have the same definition herein. Because an eligible employee who participates in the Plan (a "Participant") may withdraw the Participant's accumulated payroll deductions and terminate participation in the Plan or any Offering (as defined below) therein at any time during an Offering Period (as defined below), the Participant is, in effect, given an option which may or may not be exercised during any Offering Period.

     2. Share Reserve. The maximum number of shares which may be issued under the Plan shall be 22,000,000 shares of 3Com's authorized but unissued common stock (the "Shares"). In the event that any option granted under the Plan (an "Option") for any reason expires or is terminated, the Shares allocable to the unexercised portion of such Option may again be subjected to an Option.

     3. Administration. The Plan shall be administered by the Board and/or by a duly appointed committee of the Board having such powers as shall be specified by the Board. Any subsequent references to the Board shall also mean the committee if it has been appointed. All questions of interpretation of the Plan or of any Options shall be determined by the Board and shall be final and binding upon all persons having an interest in the Plan and/or any Option. Subject to the provisions of the Plan, the Board shall determine all of the relevant terms and conditions of Options granted pursuant to the Plan; provided, however, that all Participants granted Options pursuant to the Plan shall have the same rights and privileges within the meaning of section 423(b)(5) of the Code. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

     4. Eligibility. Any regular employee of the Company is eligible to participate in the Plan and any Offering (as hereinafter defined) under the Plan except the following:

              (a) employees who are customarily employed by the Company for less than twenty (20) hours a week;

              (b) employees who own or hold options to purchase or who, as a result of participation in the Plan, would own or hold options to purchase stock of the Company possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company within the meaning of section 423(b)(3) of the Code; and

              (c) with respect to participation in the Additional Chipcom Offering described in paragraph 5(a) below, employees who were not employed by the Company or Chipcom Corporation ("Chipcom") as of October 2, 1995.

     5.       Offerings.

              (a) Offering Periods Beginning On or After October 1, 1995. Effective for offerings commencing on or after October 1, 1995, the Plan shall be implemented by sequential offerings (individually, an "Offering") of approximately six (6) months duration (an "Offering

Period"). Effective October 1, 1995, Offerings shall commence on April 1 and October 1 of each year and end on the first September 30 and March 31, respectively, occurring thereafter. An additional Offering shall commence upon the date immediately following the Effective Time (as defined in the Agreement and Plan of Merger dated as of July 26, 1995 by and among 3Com, Chipcom Acquisition Corporation, a wholly-owned subsidiary of 3Com and Chipcom) and shall end on March 31, 1996 (the "Additional Chipcom Offering"). An additional Offering shall commence upon the date immediately following the Effective Time (as defined in the Amended and Restated Agreement and Plan of Merger, dated as of February 26, 1997 and amended as of March 14, 1997 by and among 3Com, TR Acquisitions Corporation, a wholly-owned subsidiary of 3Com, 3Com (Delaware) Corporation, a wholly-owned subsidiary of 3Com and U.S. Robotics Corporation (the "USR Merger Agreement")) and shall end on September 30, 1997 (the
"Additional USR Offering"). Notwithstanding the foregoing, the Board may establish a different term for one or more Offerings and/or different commencing and/or ending dates for such Offerings; provided, however, that no Offering may exceed a term of twenty-seven (27) months. An employee who becomes eligible to participate in the Plan after an Offering Period has commenced shall not be eligible to participate in such Offering but may participate in any subsequent Offering provided such employee is still eligible to participate in the Plan as of the commencement of any such subsequent Offering. The first day of an Offering Period shall be the "Offering Date" for such Offering Period. The last day of each Offering Period shall be the "Purchase Date" for such Offering Period. In the event the first and/or last day of an Offering Period is not a business day, the Company shall specify the business day that will be deemed the first or last day, as the case may be, of the Offering Period.

              (b) Offering Periods Beginning Prior to October 1, 1995. Offering Periods which began prior to October 1, 1995 and were in effect on the date of this amendment shall continue in effect, subject to the terms and conditions of the Plan as in effect immediately prior to this amendment.

              (c) Governmental Approval; Shareholder Approval. Notwithstanding any other provision of the Plan to the contrary, any Option granted pursuant to the Plan shall be subject to (i) obtaining all necessary governmental approvals and/or qualifications of the sale and/or issuance of the Options and/or the Shares, and (ii) in the case of Options with an Offering Date after an amendment to the Plan, obtaining any necessary approval of the shareholders of the Company required in paragraph 17.

     6. Participation in the Plan.

              (a) Initial Participation. An eligible employee may elect to become a Participant effective as of the first Offering Date after satisfying the eligibility requirements set forth in paragraph 4 above by delivering a subscription agreement authorizing payroll deductions (a "Subscription Agreement") to the Company's Stock Administration office not later than fifteen
(15) calendar days, or such other period as the Company may determine in its sole discretion, prior to such Offering Date. Such Subscription Agreement shall state the eligible employee's election to participate in the Plan and the rate at which payroll deductions shall be accumulated. An eligible employee who does not deliver a Subscription Agreement to the Company's Stock Administration office at least fifteen (15) calendar days, or such period as the Company may determine in its sole discretion, prior to the first Offering Date after becoming eligible to participate in the Plan, shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless such employee subsequently enrolls in the Plan by filing a Subscription Agreement with the Company in accordance with this paragraph 6(a).

              (b) Automatic Participation in Subsequent Offerings. A Participant
shall automatically participate in each subsequent Offering Period until such time as such Participant ceases to be eligible as provided in paragraph 4, the Participant withdraws from the Plan pursuant to paragraph 10 below, or the Participant terminates employment as provided in paragraph 11 below. A Participant is not required to file an additional Subscription Agreement for such Offering Periods in order to automatically participate therein. Unless otherwise indicated in a subsequently filed Subscription Agreement, the rate at which payroll deductions shall be accumulated with respect to any such subsequent Offering Period shall equal the rate applicable to the immediately preceding Offering Period.

     7. Purchase Price. The purchase price at which Shares may be acquired in any Offering Period under the Plan shall be eighty-five percent (85%) of the lesser of (a) the fair market value of the Shares on the Offering Date of such Offering Period or (b) the fair market value of the Shares on the Purchase Date of such Offering Period. For purposes of the Plan, the fair market value of the Shares at any point in time shall be determined by the Board based on such factors as the Board deems relevant; including, without limitation, the mean of the bid and asked price of the Shares on the date in question as reported by the National Association of Securities Dealers Automated Quotation System.

     8.       Payment of Purchase Price; Payroll Deductions.

              (a) Accumulation of Payroll Deductions. The purchase price of Shares to be acquired in an Offering Period shall be accumulated only by payroll deductions over the Offering Period. Payroll deductions from a Participant's compensation on each payday during the Offering Period (i) shall not exceed ten percent (10%) of such Participant's base pay per month reduced by any payroll deductions from such Participant's compensation to purchase stock under any other plan of the Company intended to qualify as an "employee stock purchase plan" under section 423 of the Code, and (ii) shall not be less than one percent (1%) of the Participant's base pay per month. For purposes hereof, a Participant's "base pay" from the Company is an aggregate that (i) shall include all salaries and commissions, and (ii) shall not include annual awards or incentive bonuses and any other payments not specifically referenced in (i) above, except to the extent that the inclusion of any such item with respect to all Participants on a non-discriminatory basis is specifically approved by the Board. Payroll deductions shall commence on the first payday following the first day of a Offering Period or as soon as administratively feasible thereafter and shall continue to the end of such Offering Period unless sooner altered or terminated as provided in the Plan.

              (b) Election to Change Payroll Deduction Rate. A Participant may decrease (but not increase) the rate of payroll deductions with respect to an Offering Period only on or before and effective as of the date three (3) months after the beginning of such Offering Period by filing an amended Subscription Agreement with the Company. A Participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing a new Subscription Agreement with the Company not later than fifteen (15) calendar days, or such other period as the Company may determine in its sole discretion, prior to the beginning of such subsequent Offering Period.

              (c) Participant Accounts. Individual accounts shall be maintained for each Participant. All payroll deductions from a Participant's compensation shall be credited to the Participant's account under the Plan and shall be deposited with the general funds of the Company. No interest shall accrue on such payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

     9.       Purchase of Shares.

              (a) Purchase. On the Purchase Date of each Offering Period, each remaining Participant shall automatically purchase, subject to the limitations set forth in paragraphs 9(b) and 9(c) below, that number of whole Shares arrived at by dividing the total amount theretofore credited to the Participant's account pursuant to paragraph 8(c) by the purchase price established for such Offering Period pursuant to paragraph 7. Any cash balance remaining in the Participant's Plan account shall be refunded to the Participant as soon as practicable after the Purchase Date. In the event the cash to be returned to a Participant pursuant to the preceding sentence is an amount less than the amount necessary to purchase a whole Share, such amount shall continue to be credited to the Participant's Plan account and shall be applied toward the purchase of Shares in the immediately subsequent Offering Period. No Shares shall be purchased in a given Offering Period on behalf of a Participant whose participation in the Plan has terminated prior to the Purchase Date for such Offering Period.

              (b) Share Limitation. Subject to the adjustments set forth in paragraph 13 below, no Participant shall be entitled to purchase more than 1,000 Shares in a single Offering.

              (c) Fair Market Value Limitation. Notwithstanding any other provision of the Plan, no Participant shall be entitled to purchase Shares under the Plan (or any other employee stock purchase plan which is intended to meet the requirements of section 423 of the Code sponsored by 3Com or a parent corporation or subsidiary corporation of 3Com) at a rate which exceeds $25,000 in fair market value (or such other limit as may be imposed by section 423 of the Code) for each calendar year in which the Participant participates in the Plan or any other employee stock purchase plan described in this sentence, as determined in accordance with section 423(b)(8) of the Code.

              (d) Pro Rata Allocation. In the event the number of Shares which might be purchased by all Participants in the Plan exceeds the number of Shares available in the Plan, the Company shall make a pro rata allocation of the remaining Shares in as uniform a manner as shall be practicable and as the Company shall determine to be equitable.

              (e) Rights as a Shareholder and Employee. A Participant shall have no rights as a shareholder by virtue of the Participant's participation in the Plan until the date of issuance of a stock certificate(s) for the Shares being purchased pursuant to the exercise of the Participant's Option. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate(s) are issued. Nothing herein shall confer upon a Participant any right to continue in the employ of the Company or interfere in any way with any right of the Company to terminate the Participant's employment at any time.

              (f) The Company may, from time to time, establish or change (i) limitations on the frequency and/or number of changes in the amount withheld during an Offering, (ii) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (iii) procedures for permitting unequal percentages of payroll withholding from a Participant's compensation in order to accommodate the Company's established payroll procedures or mistakes or delays in following those procedures when processing Participants' withholding elections, and (iv) such other limitations or procedures as deemed advisable by the Company in the Company's sole discretion which are consistent with the Plan and section 423 of the Code.

              (g) Any portion of a Participant's Option remaining unexercised after the end of the Offering Period to which such right relates shall expire immediately upon the end of such period.

     10.      Withdrawal.

              (a) Withdrawal From the Plan. A Participant may withdraw from the Plan by signing and delivering to the Company's payroll office, a written notice of withdrawal on a form provided by the Company for such purpose. Such withdrawal may be elected at any time, and if prior to the end of an Offering Period shall be effective for that Offering Period. A Participant is prohibited from again participating in an Offering upon withdrawal from the Plan during such Offering. A Participant who elects to withdraw from the Plan may again participate in the Plan by filing a new Subscription Agreement in the same manner as set forth in paragraph 6(a) above for initial participation in the Plan. The Company may impose, from time to time, a requirement that the notice of withdrawal be on file with the Company for a reasonable period of time prior to the effectiveness of the Participant's withdrawal from the Plan.

              (b) Return of Payroll Deductions. Upon withdrawal from the Plan, the accumulated payroll deductions credited to a withdrawing Participant's account shall be returned to the Participant and the Participant's interest in the Plan shall terminate. No interest shall accrue on the payroll deductions of a Participant.

     11. Termination of Employment. Termination of a Participant's employment with the Company for any reason, including retirement or death, or the failure of a Participant to remain an eligible employee, shall terminate the Participant's participation in the Plan immediately. Upon such termination, the payroll deductions credited to the Participant's account shall be returned to the Participant (or in the case of the Participant's death, to the Participant's legal representative) and all of the Participant's rights under the Plan shall terminate. A Participant whose participation has been so terminated may again become eligible to participate in the Plan by again satisfying the requirements of paragraphs 4 and 6.

     12. Repayment of Payroll Deductions Without Interest. In the event a Participant's interest in the Plan is terminated, the Company shall deliver to the Participant (or in the case of the Participant's death or incapacity, to the Participant's legal representative) the payroll deductions credited to the Participant's account. No interest shall accrue on the payroll deductions of a Participant.

     13. Capital Changes. In the event of changes in the common stock of the Company due to a stock split, reverse stock split, stock dividend, combination, reclassification or like change in the Company's capitalization, or in the event of any merger, sale or reorganization, appropriate adjustments shall be made by the Company in (a) the number and class of Shares of stock subject to the Plan and to any outstanding Option, (b) the purchase price per Share of any outstanding Option and (c) the Share limitation set forth in paragraph 9(b) above.

     14. Nonassignability. Only the Participant may elect to exercise the Participant's Option during the Participant's lifetime, and no rights or accumulated payroll deductions of any Participant under the Plan may be pledged, assigned or transferred for any reason, except by will or the laws of descent and distribution, and any such attempt may be treated by the Company as an election by the Participant to withdraw from the Plan.

     15. Reports. Each Participant shall receive after the last day of each Offering Period a report of the Participant's account setting forth the total payroll deductions accumulated, the number of Shares purchased and the remaining cash balance to be carried over and/or refunded pursuant to paragraph 9(a) above, if any.

     16. Plan Term. This Plan shall continue until terminated by the Board or until all of the Shares reserved for issuance under the Plan have been issued.

         17. Amendment or Termination of the Plan. The Board may at any time amend or terminate the Plan, except that such termination cannot affect Options previously granted under the Plan except as otherwise permitted by the Plan, nor may any amendment make any change in an Option previously granted under the Plan which would adversely affect the right of any Participant except as otherwise permitted by the Plan, nor may any amendment be made without approval of the shareholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares than are authorized for issuance under the Plan or would change the designation of corporations whose employees may be offered Options under the Plan. Notwithstanding any other provision of the Plan to the contrary, in the event of an amendment to the Plan which affects the rights or privileges of Options to be offered under the Plan, each Participant with an outstanding Option shall have the right to exercise such outstanding Option on the effective date of the amendment and to participate in the Plan for the remaining term of such outstanding Option pursuant to the terms and conditions of the Plan as amended. If in accordance with the preceding sentence a Participant elects to exercise such outstanding Option and to commence participation in the Plan as amended on the effective date of such amendment, the Participant shall be deemed to have received a new Option on such effective date, and such effective date shall be deemed the Offering Date for such Option.

                                                                      Appendix C

                                3COM CORPORATION

                      THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS

     The undersigned hereby appoints Eric A. Benhamou and Mark D. Michael, and either of them, as proxyholders and attorneys-in-fact of the undersigned, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of 3Com Corporation, to be held at 5400 Bayfront Plaza, Building 5, Santa Clara, California 95052-8145 on Thursday, September 24, 1998 at 10:30 a.m., local time, and at any continuation or adjournment thereof, with all the powers that the undersigned would have if personally present at the meeting.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated August 20, 1998, and a copy of the Company's 1998 Annual Report to Stockholders. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and, by filling this Proxy with the Secretary of the Company, gives notice of such revocation.

     WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR EACH NOMINEE SET FORTH BELOW, FOR THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN, FOR THE AMENDMENT TO THE DIRECTOR STOCK OPTION PLAN, FOR THE RATIFICATION OF ACCOUNTANTS AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

[X] Plese mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING:

    1.  ELECTION OF FIVE CLASS II
        DIRECTORS TO SERVE A TWO-
        YEAR TERM EXPIRING IN 2000

Nominees:

    James L. Barksdale
    Eric A. Benhamou
    Gordon A. Campbell
    James E. Cowie
    Philip C. Kantz

        FOR                 WITHHELD
    all nominees            from all
                            nominees

        [ ]                   [ ]


                                                           2.  To approve an amendment to the             FOR     AGAINST    ABSTAIN
                                                               Company's 1984 Employee Stock              [ ]       [ ]        [ ]
                                                               Purchase Plan to increase the share
                                                               reserve thereunder by two million
[ ]                                                            (2,000,000) shares of Common Stock.

For all nominees except those written on the line above.   3.  To approve an amendment to the Director    FOR     AGAINST    ABSTAIN
                                                               Stock Option Plan to increase the share    [ ]       [ ]        [ ]
                                                               reserve thereunder by one million
                                                               (1,000,000) shares of Common Stock.

                                                           4.  To ratify the appointment of Deloitte &    FOR     AGAINST    ABSTAIN
                                                               Touche LLP as independent public           [ ]       [ ]        [ ]
                                                               accountants for the fiscal year ending
                                                               May 28, 1999.

                                                           5.  With discretionary authority, upon such
                                                               other matters as may properly come
                                                               before the meeting.


                                                           PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN
                                                           PROMPTLY IN THE ENCLOSED ENVELOPE.



Please date and sign exactly as your name or names             Signature                              Date:
appear herein. Corporate or partnership proxies should
be signed in full corporate or partnership name by an
authorized person. Persons signing in a fiduciary              Signature                              Date:
capacity should indicate their full title in such capacity